Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the "Separation Agreement") is made and entered into by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (the "Company"), and DAVID H. BATEMAN ("Mr. Bateman").

Recitals

WHEREAS, Mr. Bateman has been serving as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of August 26, 2002, as verbally amended to reflect his appointment as President and Chief Executive Officer and increases in his annual gross income (collectively the "Employment Agreement"), and as a member of the Company's Board of Directors (the "Board");

WHEREAS, the Company and Mr. Bateman have agreed that he will resign as President and Chief Executive Officer of the Company and as a member of the Board, and retire from the Company;

WHEREAS, Mr. Bateman is willing to accept from the Company the termination payment and other consideration set forth herein in lieu of any termination payment provided in the Employment Agreement in exchange for the promises, covenants and other consideration to be provided by the Company as set forth herein, in accordance with the terms hereof; and

WHEREAS, the Company is willing to pay Mr. Bateman the termination payment and other consideration set forth herein in lieu of any termination payment that otherwise may have been payable to Mr. Bateman as provided in the Employment Agreement in exchange for Mr. Bateman's promises, covenants, releases, waivers and other consideration to be provided by Mr. Bateman as set forth herein, in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Agreement

1. Resignation as President, CEO and Board Member.  Mr. Bateman has submitted to the Board a written notice of resignation, whereby he has notified the Company that he is resigning as President and CEO of the Company and as a member of the Board effective September 2, 2016, and any other similar positions with any subsidiaries of the Company.  The Board accepted Mr. Bateman's resignation effective September 2, 2016 (the "Resignation Date"), after which Mr. Bateman will no longer function as the President or CEO, or as a director, of the Company or any of its affiliates or subsidiaries.  Mr. Bateman shall remain an employee of the Company for approximately thirty (30) days after the Resignation Date (until September 30, 2016), at which time his employment with the Company will officially end (the "Termination Date").

2. Press Release.  The Company shall issue a press release on September 6, 2016, announcing Mr. Bateman's resignation as President and Chief Executive Office of the Company and as a member of the Board, in the form attached hereto as Exhibit A.

3. Payment of Salary through the Termination Date.  The Company shall pay Mr. Bateman for all accrued salary owed to him through the Termination Date on the first regularly scheduled payday following the Termination Date.
4. Payment for Unpaid Accrued Vacation Leave.  On the first regularly scheduled payday following the Termination Date, the Company shall pay Mr. Bateman for his unused accrued paid vacation leave in accordance with the Company's vacation leave policy.
5. Termination Payment.  The Company shall pay Mr. Bateman a termination payment (the "Termination Payment") in an amount equal to one and fifty-five one hundredths  (1.55) times Mr. Bateman's Gross Income (as defined in paragraph 1(o) of the Employment Agreement), it being understood, however, that the Company's payment of the Termination Payment shall be subject to the provisions of paragraph 13(d) of the Employment Agreement (relating to Section 280G of the Internal Revenue Code), provided, however, that, for purposes of applying such paragraph 13(d), the term "Termination Payment" shall have the definition as set forth in this Agreement.  The Termination Payment shall be in lieu of any termination payment that Mr. Bateman otherwise may have been entitled to receive pursuant to the terms of the Employment Agreement.
a. The term "Gross Income" is defined in paragraph 1(o) of the Employment Agreement to mean Mr. Bateman's "current calendar year targeted compensation" under Sections 6(a) and 6(b) of the Employment Agreement (which consists of Mr. Bateman's annualized base salary of $337,700 plus cash bonuses under the Evans & Sutherland Management Incentive Plan (the "MIP"), which includes and is limited to a target bonus of up to 55% of such base salary).

b. The parties acknowledge and agree that the phrase "Mr. Bateman's Gross Income" in paragraph 1(o) of the Employment Agreement shall not include any discretionary contribution previously made by the Company to the Executive Savings Plan ("ESP"), the ESP having been previously terminated by the Company, or any other executive compensation plan maintained by the Company, including the Supplemental Executive Retirement Plan, in which Mr. Bateman does not participate.

c. The parties agree that the Termination Payment, calculated in accordance with the foregoing, shall be $523,435, less applicable tax withholdings.  No interest shall accrue on the unpaid amounts of the Termination Payment.

d. The Company shall pay the Termination Payment over twelve (12) months in accordance with the Company's normal payroll practices, with the first payment being paid on the first regularly scheduled payday in the calendar month following the Effective Date of this Agreement (as defined below).  All payments of the Termination Payment shall be deposited directly into Employee's bank account in accordance with the Company's regular payroll practices.

6. COBRA Premiums.  If Mr. Bateman properly and timely elects to continue his medical, dental and vision insurance coverage (collectively, "health insurance coverage") under the Company's group medical, dental and vision insurance plans (collectively, "Continuation Coverage") pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall reimburse Mr. Bateman for payments made by him for such Continuation Coverage for him and his dependents who qualify for continuation coverage under COBRA for one (1) year following the Termination Date (the "COBRA Pay Period").  If Mr. Bateman elects to continue COBRA coverage after the end of the COBRA Pay Period, such Continuation Coverage shall be entirely at his own expense.  Notwithstanding the foregoing, if, during the COBRA Pay Period, Mr. Bateman obtains insurance coverage through a new employer or Medicare, the Company shall have no further obligation to pay any portion of the premiums for Continuation Coverage under the Company's group health insurance plans.

7. Payment for Reimbursable Expenses.  The Company shall pay Mr. Bateman for his reimbursable expenses incurred on behalf of the Company through the Termination Date, in accordance with the Company's expense reimbursement policy.
8. Transfer of Title to Certain Personal Property.  Mr. Bateman shall, and hereby does, receive from the Company legal title to the following assets:  (i) one laptop computer that currently is in Mr. Bateman's possession; (ii) one cell phone that currently is in Mr. Bateman's possession; (iii) the telephone number currently assigned to that cell phone; (iv) one (1) scanner; and (v) one (1) printer; provided that in the case of the laptop computer described in clause (i) above, Mr. Bateman agrees, upon request, to allow the Company or its agents to delete any confidential or proprietary information of the Company that is stored thereon.
9. Return of Company Property.  Except as set forth in the preceding paragraph, Mr. Bateman agrees to return to the Company by the Termination Date (i) all keys, badges and access codes to the premises, facilities and equipment of the Company (including without limitation to the Company's offices, desks, storage cabinets, safes, data processing systems and communications equipment); (ii) all credit cards, computers, computer programs, electronic storage devices, or other equipment belonging to the Company; (iii) all documents, books, manuals, drawings, lists, writings, computer records and other tangible Company property in his possession, custody or control, including all Confidential Information (as defined in the Employment Agreement) belonging to the Company or its customers, suppliers and accounts, and all copies thereof, which he procured during or in connection with his employment with the Company.

10. Consulting Services.  Commencing on the Termination Date and continuing until August 30, 2017, Mr. Bateman agrees to provide consulting services to the Company to the extent reasonably requested by the Company, provided that for any such services rendered Mr. Bateman shall be compensated for such services at the rate of $250 per hour, and further provided that the Company shall reimburse Mr. Bateman for all out-of-pocket expenses incurred by him in connection with such consulting services, subject to the delivery of documentary evidence of such expenses as specified by the Company's then applicable expense reimbursement policy.  In performing the consulting services required under this paragraph 10, Mr. Bateman shall be an independent contractor of the Company, and he shall be solely responsible for any withholding or payment of any income tax on amounts paid hereunder.
11. Employment Agreement Remains In Effect.  The parties acknowledge that the Employment Agreement shall remain in full force and effect following the Effective Date (as defined below) and that all terms, conditions, covenants and obligations contained therein shall continue to be binding upon the parties, except as expressly modified herein.  Nothing contained herein shall be construed as waiving or releasing any of the terms, conditions or covenants set forth in the Employment Agreement that have not been modified by the terms of this Agreement. It is expressly acknowledged and agreed that the terms, promises, covenants and obligations of paragraphs 15-19 and 21 of the Employment Agreement shall remain in full force and effect and shall be binding on the parties, following the Effective Date, except as modified hereby.
12. Release of Claims by Mr. Bateman.  In consideration of the promises, covenants and agreements contained herein, Mr. Bateman, for himself and his heirs, successors, and assigns, hereby releases and forever discharges the Company and its officers, shareholders, directors, employees, agents, representatives, attorneys, parent, subsidiary and affiliated companies, successors and assigns, and each of them, of and from any and all claims, losses, demands, actions, causes of action, obligations, debts and/or liabilities (the "Bateman Released Claims") relating to any matters of any kind, presently known or unknown, in law or in equity, arising out of any acts, omissions, events or facts which have occurred up to, and including the time of, the Effective Date.
a. The Bateman Released Claims released pursuant to the foregoing paragraph include, without limitation, any claims, losses, demands, actions, causes of action, obligations, debts, and/or liabilities resulting from or arising out of Mr. Bateman's employment by the Company, the termination thereof, or any transaction, event, action, dispute and/or activity related thereto, as well as any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act, the Utah Anti-Discrimination Act, the Utah Payment of Wages Act, or any other federal, state or local statute prohibiting employment discrimination, harassment, or retaliation, or any claim for general, special, or other compensatory damages, consequential damages, punitive damages, back or front pay, fringe benefits, attorneys' fees, costs, or other damages or expenses, or any claim for injunctive relief or other equitable relief, or any claim for alleged wrongful discharge, breach of express or implied contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy, negligence, negligent hiring, retention, or employment, invasion of privacy, defamation, intentional or negligent infliction of emotional distress, fraud, assault and battery, interference with contract or other economic opportunity, failure to pay wages due or other monies owed, failure to pay pension benefits, conversion, breach of duty, vicarious liability, or any claim arising under any federal or state statute or local ordinance regulating the health and/or safety of the workplace, or any other tort, contract or statutory claim.

b. Notwithstanding the terms of the foregoing paragraph, Mr. Bateman does not release the Company from any obligations it may have with respect of this Agreement or any of the following, except as otherwise expressly provided in this Separation Agreement:  Mr. Bateman's right to the continuation of medical, dental and vision insurance coverage under COBRA; Mr. Bateman's rights under the Company's 401(k) Deferred Compensation Plan; Mr. Bateman's rights with respect to his stock options; the Company's obligations under the continuing provisions of the Employment Agreement, as set forth in Section 11 herein; the Company's indemnification obligations under Article VI of the Company's Bylaws, as amended and restated as of the date hereof, and the Company's obligations under this Agreement.

13. No Admission of Liability.  Neither the execution of this Agreement, the consideration given for this Agreement, nor the performance of any of the terms of this Agreement shall constitute or be construed as any admission by the Company of any liability of any kind to Mr. Bateman, or by Mr. Bateman of any liability of any kind to the Company, which respective liability is expressly denied.
14. Employee's Acknowledgment of Notices Pertaining to the Release of ADEA Claims.  By his execution of this Agreement, Employee acknowledges and agrees:
a. that this Agreement includes a release of all claims under the Age Discrimination in Employment Act ("ADEA") arising up to and including the Effective Date of this Agreement, and that he has been advised of that fact and that he should fully consider this release before executing this Agreement;
b. that he has been given the opportunity to read this entire Agreement and has had all questions regarding its meaning and content answered to his satisfaction;
c. that he has been advised of his right to seek independent legal advice and counsel of his own choosing regarding this Agreement, and that he has availed himself of that right to the extent he desired to do so before signing this Agreement;

d. that he has been advised that he has twenty-one (21) days to consider this Agreement before signing it, and that he may revoke the Agreement within seven (7) calendar days after the date he signs it;
e. that he fully understands all of the provisions of this Agreement;
f. that the waiver and release of claims set forth herein is given in return for valuable consideration, as provided under the terms of this Agreement; and
g. that he is entering into this Agreement knowingly and voluntarily in exchange for the promises made in this Agreement and that no other representations or promises have been made to him to induce or influence his execution of this Agreement.
15. Time to Sign Agreement.  In accordance with the Older Worker's Benefits Protection Act, Mr. Bateman may take up to twenty-one (21) days from the date of receipt of this Agreement in which to review and consider it, consult with counsel of his choosing about it, and sign the Agreement and deliver it to the Company.  Mr. Bateman may sign the Agreement and deliver it to the Company before the end of the twenty-one (21) day period.  If Mr. Bateman has not signed and returned the Agreement to the Company by the end of the twenty-one (21) day period, the offer shall be withdrawn automatically.
16. Time to Revoke Agreement.  After signing this Agreement, Mr. Bateman shall have seven (7) days within which to revoke this Agreement in its entirety.  If Mr. Bateman revokes this Agreement, he will not be entitled to the Termination Payment described above, and this Agreement will be ineffective and void.  Mr. Bateman may revoke his acceptance of this Agreement by delivering or e-mailing to Paul Dailey, the Company's Chief Financial Officer, no later than the seventh (7th) day following the signing of this Agreement, a written notice revoking the acceptance of the Agreement.  After the seven-day period has elapsed, Mr. Bateman shall not have the right to revoke or rescind this Agreement or the release contained herein.
17. Effective Date.  The effective date of this Agreement shall be the eighth (8th) day after it has been signed by Mr. Bateman, provided the Agreement has not been revoked by Mr. Bateman within the revocation period referenced in the preceding Section (the "Effective Date").
18. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any and all prior agreements or understandings, oral or written, between the parties hereto pertaining to the subject matter hereof.  Notwithstanding the foregoing, it is expressly understood and agreed by the parties that paragraphs 15-19 and 21 of the Employment Agreement shall remain in full force and effect, as provided above.

19. Choice of Law; Jurisdiction and Venue.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Utah (without giving effect to its choice of law principles). Each of the parties submits to the jurisdiction of any state or federal court sitting in Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
20. Waiver of Trial by Jury.  THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY OR ANY AFFILIATE OF SUCH OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EMPLOYEE AND LVMC AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY THE COURT WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ANY RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, CLAIM, COUNTERCLAIM OR PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION THEREOF.  THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
21. Cooperation by the Company.  Upon Mr. Bateman's reasonable request, the Company shall take commercially reasonable steps to cooperate with Mr. Bateman in the timing of any payments hereunder to accommodate Mr. Bateman's personal tax planning, provided that, in the Company's sole discretion, such cooperation shall not be detrimental to the Company or inconsistent with or prohibited by any law, rule, regulation, court order, contract or plan document applicable to the Company.
22. Cooperation by Mr. Bateman.  Mr. Bateman shall cooperate in all reasonable respects in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any affiliate of the Company, to the extent the Company reasonably deems Mr. Bateman's cooperation necessary.  Mr. Bateman shall be reimbursed for all out-of-pocket expenses reasonably incurred by him as a result of such cooperation.

23. Tax Withholding.  The Company shall withhold from all payments made to Mr. Bateman hereunder all required amounts for income taxes and payroll taxes, both federal and state; provided that no withholding shall be required on amounts paid by the Company to Mr. Bateman for consulting services pursuant to paragraph 11 herein; and provided further, that no withholding shall be required on any expense reimbursements pursuant to paragraph 7 herein.
24. Severability.  If any provision of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
25. Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
26. Execution/Counterparts.  This Agreement may be executed in counterparts, which counterparts, when so executed and delivered, shall be deemed to be an original, and all counterparts, taken together, shall constitute one and the same instrument.  This Agreement may be executed by facsimile or email copy and such facsimile or email copy of an original signature shall be given the same force and effect of an original signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on the dates set forth below.

EVANS & SUTHERLAND COMPUTER CORPORATION

Dated:	Sept. 2, 2016	By:	/s/ L. Tim Pierce
L. Tim Pierce, Chairman of the Board

Dated:	31 Aug. 2016	/s/ David H. Bateman
DAVID H. BATEMAN